As filed with the Securities and Exchange Commission on August 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

SMITH & NEPHEW PLC

(Exact Name of Registrant as Specified in Its Charter)

England & Wales	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Building 5, Croxley Park, Hatters Lane, Watford, Hertfordshire WD18 8YE, England

(Address of Principal Executive Offices)

Smith & Nephew Restricted Share Plan

(Full Title of the Plans)

______________________

Smith & Nephew, Inc.

150 Minuteman Road

Andover, MA 01810

(Name and Address of Agent For Service)

(978) 749-1000

  (Telephone Number, including area code, of agent for service)

 ______________________

Copies to:

Connie Milonakis, Esq. Davis Polk & Wardwell LLP 5, Aldermanbury Square Barbican, London EC2V 7HR +44 (20) 7418-1300	Veronica Wissel, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

______________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is prepared to register the issuance of a maximum number of 2,200,000 Ordinary Shares represented by 1,100,000 American Depository Shares of Smith & Nephew plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”) that are reserved for issuance upon exercise of options or settlement of awards under the Smith & Nephew Restricted Share Plan (the “Plan”).

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the Commission on March 11, 2024 (Registration No. 001-14978);

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above; and

(c)	the description of the Registrant’s Ordinary Shares and ADRs evidencing ADSs contained in the Registrant’s Annual Report on Form 20-F, filed with the Commission on March 11, 2024 (Registration No. 001-14978), including any amendments or reports filed for the purpose of updating such description.

All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold and, to the extent designated therein, reports furnished to the Commission on Form 6-K, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents, except as to specific sections of such documents as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no provision of the Articles of Association of the Registrant or any contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

Deed of Indemnity

The Registrant has entered into Deeds of Indemnity with the directors of the Registrant that, subject to certain conditions precedent and limitations, in consideration for such director or officer continuing in, retiring, or accepting, office as a director or officer of (i) the Registrant or (ii) any of the Registrant’s subsidiaries, the Registrant will indemnify and hold the director harmless in respect of all claims, liabilities, costs, charges, expenses or losses (“Liability”) made against him/her or which he/she may suffer or incur as a consequence of, or which relate to or arise from, directly or indirectly, the actual or purported execution or discharge of his/her duties or responsibilities or the exercise or purported exercise of his/her powers or discretions as a director or officer of the Registrant or any Associated Company (which shall have the meaning given to it in section 256 of the Companies Act 2006) or otherwise in relation thereto or in connection therewith, including (but without limitation) any Liability reasonably suffered or incurred by the director in disputing, defending, investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations or proceedings (whether civil or criminal) (“Claims”) (and alleged claims, demands, investigations or proceedings shall include any allegations made formally or informally by reports in the press, public statement or other media) and any Liability reasonably incurred or suffered in relation to any reasonable settlement in respect of any Claim, or in connection with any application under section 1157 of the Companies Act 2006. Capitalized terms not otherwise defined are defined in the Registrant’s Articles of Association.

Article 89.2 of the Registrant’s Articles of Association provides:

Without prejudice to any other provisions of these Articles, the Board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors of the Company, or of any other body (whether or not incorporated) which is or was its parent undertaking or subsidiary undertaking or another subsidiary undertaking of any such parent undertaking (together “Group Companies”) or otherwise associated with the Company or any Group Company or in which the Company or any such Group Company has or had any interest, whether direct or indirect, or of any predecessor in business of any of the foregoing, or who are or were at any time trustees of (or directors of trustees of) any pension, superannuation or similar fund, trust or scheme or any employees’ share scheme or other scheme or arrangement in which any employees of the Company or of any such other body are interested, including (without prejudice to the generality of the foregoing) insurance against any costs, charges, expenses, losses or liabilities suffered or incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or the actual or purported exercise of their powers and discretions and/or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company or any such other body, fund, trust, scheme or arrangement.

Article 146 of the Registrant’s Articles of Association provides:

Subject to the provisions of the Statutes (but so that this Article does not extend to any matter insofar as it would cause this Article or any part of it to be void under the Statutes) but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every person who is or was at any time a director of the Company or any Group Company (as defined in Article 89.2) may be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities (together "Liabilities") which he or she may sustain or incur in or about the actual or purported execution and/or discharge of his or her duties (including those duties, powers and discretions in relation to any Group Company or any company that is a trustee of an occupational pension scheme (as defined in section 235(6) of the 2006 Act)) and/or the actual or purported exercise of his or her powers or discretions and/or otherwise in relation thereto or in connection therewith, including (without prejudice to the generality of the foregoing) any Liability suffered or incurred by him or her in disputing, defending, investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations, or proceedings, whether civil, criminal, or regulatory or in connection with any application under section 661(3) or (4) or section 1157 of the 2006 Act.

Article 147 of the Registrant’s Articles of Association provides:

The Company may also provide funds to any director of the Company or of any Group Company (as defined in Article 89.2) to meet, or do anything to enable a director of the Company or any Group Company to avoid incurring expenditure to the extent permitted by the Statutes.

Article 148 of the Registrant’s Articles of Association provides:

The liability of the Members is limited to the amount, if any, unpaid on the shares in the Company respectively held by them.

Sections 661(3) and (4) of the Companies Act provide:

(3) If in proceedings for the recovery of an amount under subsection (2) it appears to the court that the subscriber or director—

(a)       has acted honestly and reasonably, and

(b)       having regard to all the circumstances of the case, ought fairly to be relieved from liability,

the court may relieve him, either wholly or in part, from his liability on such terms as the court thinks fit.

(4) If a subscriber to a company’s memorandum or a director of a company has reason to apprehend that a claim will or might be made for the recovery of any such amount from him—

(a)       he may apply to the court for relief, and

(b)       the court has the same power to relieve him as it would have had in proceedings for recovery of that amount.

Section 232 of the Companies Act 2006 provides:

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)       section 233 (provision of insurance),

(b)       section 234 (qualifying third party indemnity provision), or

(c)       section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)  Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 234 of the Companies Act 2006 provides:

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against:

(a)	any liability of the director to pay:

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director:

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose:

(a)	a conviction, judgment or refusal of relief becomes final:

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of:

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under:

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 256 of the Companies Act 2006 provides:

For the purposes of this Part–

(a)	bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.

Section 1157 of the Companies Act 2006 provides:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against:

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)	he may apply to the court for relief, and

(b)	the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

The Registrant maintains directors’ and officers’ liability insurance which, subject to policy terms and limitations, provides insurance cover against the personal liabilities which directors and officers may incur by reason of their duties. The authorized representative is also entitled to the benefit of the same directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	The Registrant’s Articles of Association.	20-F	001-14978	1	March 7, 2022

4.3	Form of Fifth Amended and Restated Deposit Agreement, dated as of October 1, 2019, among the Company, JPMorgan Chase Bank, N.A. as depositary, and holders and beneficial owners of ADRs issued thereunder.	F-6	333-233881	3(a)	September 23, 2019

5.1	Opinion of Davis Polk & Wardwell London LLP.					X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Registrant.					X

23.2	Consent of Davis Polk & Wardwell London LLP (included in Exhibit 5.1).					X

24	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	The Smith & Nephew Restricted Share Plan.					X

107.1	Filing fee table

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on the 15th day of August, 2024.

SMITH & NEPHEW plc

/s/ Helen Barraclough
Helen Barraclough
Company Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Registrant do hereby constitute and appoint Helen Barraclough, Company Secretary, and John Rogers, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rupert Soames	Chairman	August 15, 2024
Rupert Soames

/s/ Deepak Nath	Chief Executive Officer	August 15, 2024
Deepak Nath	(Principal Executive Officer)

/s/ John Rogers	Chief Financial Officer	August 15, 2024
John Rogers	(Principal Financial and Accounting Officer)

/s/ John Ma	Non-Executive Director	August 15, 2024
John Ma

/s/ Jo Hallas	Non-Executive Director	August 15, 2024
Jo Hallas

/s/ Simon Lowth	Non-Executive Director	August 15, 2024
Simon Lowth

/s/ Jez Maiden	Non-Executive Director	August 15, 2024
Jez Maiden

/s/ Katarzyna Mazur-Hofsaess	Non-Executive Director	August 15, 2024
Katarzyna Mazur-Hofsaess

/s/ Marc Owen	Non-Executive Director	August 15, 2024
Marc Owen

/s/ Angie Risley	Non-Executive Director	August 15, 2024
Angie Risley

/s/ Bob White	Non-Executive Director	August 15, 2024
Bob White

AUTHORIZED U.S. REPRESENTATIVE

/s/ Smith & Nephew plc
Smith & Nephew plc

By: Elizabeth Mitchell, as duly authorized representative of Smith & Nephew plc in the United States

Date: August 15, 2024